EXHIBIT 10.21
Employment Agreement

between

Aebi Schmidt Holding AG
Schulstrasse 4
CH-8500 Frauenfeld

(hereinafter referred to as the “Employer”)

and

Marco Portmann
[REDACTED]

(hereinafter referred to as the “GROUP CFO”)

I.Position of the GROUP CFO

1.The GROUP CFO reports to the GROUP CEO of the Employer and is, together with the members of the Group Executive Board, responsible for implementing the resolutions of the Board of Directors and executive management.

2.The GROUP CFO may bind the Employer with respect to third parties subject to the dual signature requirement.

II.Tasks and Duties of the GROUP CFO

3.The GROUP CFO has overall responsibility for the finances of the Aebi Schmidt Group.

4.The GROUP CFO is responsible for providing meaningful monthly controlling/reporting for financial matters to the GROUP CEO.

5.The tasks and duties of the GROUP CFO are governed by the requirements, directives and objectives of the GROUP CEO of the Employer.

6.In all other respects, the competencies and tasks are determined by the general directives and Organizational Regulations of the Employer. The GROUP CEO and the GROUP CFO may also agree on specific duties and/or a job description.

III.Duties of Loyalty and Care

7.The GROUP CFO must carry out the tasks assigned to him with due care and advance the interests of the Employer. He shall inform the GROUP CEO immediately of any circumstances that are contrary to the interests of the Employer or could cause the Employer to suffer financial or reputational harm. He must comply with the instructions of the GROUP CEO.

8.In connection with his professional activities, the GROUP CFO may, without the express permission of the Employer, only accept gifts, commissions or other benefits of any kind, whether directly or indirectly, to the extent they would be deemed to be customary with respect to business and local practices. The GROUP CFO is prohibited from engaging in any active or passive bribery. He must refrain from engaging in any unfair competitive activities with respect to third parties. If he becomes aware of any such attempt by other employees or third parties, he must immediately inform the GROUP CEO.

IV.Place of Work

9.The Employer shall determine the place of work. Until further notice, the GROUP CFO will carry out the majority of his activities at the Employer’s location in Zurich.

V.Working Hours and Workload

10.The GROUP CFO shall conform his efforts to the business and tasks to be accomplished.

11.Consistent with the leadership position of the GROUP CFO, no weekly working hours are agreed upon. The GROUP CFO shall perform such work as is necessary to achieve the Employer’s objectives. Any and all overtime and extra hours are covered by his salary and do not entitle the GROUP CFO to additional compensation or paid time off.

12.Workload 100%

VI.Salary

Base Salary

13.The annual base salary is CHF 400,000 (gross). The annual base salary shall be paid in 12 monthly installments.

Performance Bonus

14.Upon achievement of performance targets, a bonus pursuant to ,the Regulation on short-term variable remuneration in the Aebi Schmidt Group’ will be paid out, taking into consideration the model to be applied to the respective function at issue.

The annual target bonus amounts to CHF 400,000.

The details of the bonus (bonus calculation, performance targets, payments, etc.) are set out in the attached policies, which in their currently valid version, form an integral part of this Employment Agreement.

In the event of a termination by the GROUP CFO, the bonus for the current year shall automatically lapse.

In the event of a termination by the Employer, the GROUP CFO shall remain in the bonus program until the end of the notice period. If the employer relieves the GROUP CFO of his employment duties, the GROUP CFO shall no longer be entitled to a bonus as of the date of having been so relieved.

It is to be assumed that, due to the planned merger with The Shyft Group and the related stock market listing, part of the bonus may have to be paid in equity rather than in cash, possibly as early as and including fiscal year 2025.

The relevant policy will be provided to the GROUP CFO as soon as it is available. Until then, the above-mentioned ,Policy on Short-Term Variable Compensation of the Aebi Schmidt Group’ shall apply.

a.Social Security

15.Statutory/regulatory employee social security contributions shall be deducted from the annual base salary and the performance bonus.

b.Expenses

16.The GROUP CFO shall receive the following expense reimbursement:

A lump-sum expense reimbursement paid monthly in the maximum amount approved by the competent tax authorities, currently CHF 18,000.–annually.

VII.Company Vehicle

17.The GROUP CFO shall receive a company car pursuant to the Car Policy Europe.

VIII.Vacation

18.The GROUP CFO is entitled to 25 business days of vacation per year. The GROUP CFO’s vacation entitlement shall be prorated for any year in which he joins or leaves the Employer.

IX.Social Security – Continued Payment of Wages

19.The Employer shall include the GROUP CFO in its social security programs. Applicable laws and the Employer’s policies govern his participation in these programs.

20.The GROUP CFO acknowledges that he has taken (or can take) note of all social security policies and programs of the Employer and that he recognizes them as integral parts of this Employment Agreement.

21.If the GROUP CFO is prevented from working through no fault of his own, the Employer shall pay his salary in accordance with applicable law. To the extent the Employer has insured this risk, the insurance proceeds shall substitute the Employer’s obligation to pay (pursuant to the “Employment Contract Provisions”, see attachments), and the Employer shall be released from any further liability in this regard.

X.Executive Insurance

22.The GROUP CFO shall be enrolled in Aebi Schmidt Holding AG’s Executive Insurance.

XI.Outside Activities

23.The GROUP CFO shall devote his entire work time and efforts to the service of the Employer. The GROUP CFO’s undertaking of other (paid or unpaid) activities must be requested in writing and approved by the GROUP CEO. The GROUP CFO also confirms that these activities do not give rise to any conflicts of interest with the duties and obligations of the GROUP CFO under this Employment Agreement.

XII.D&O Insurance

24.The Employer has taken out D&O insurance for the benefit of the Board of Directors and Group Management.

XIII.Confidentiality

25.The GROUP CFO confirms that, in his capacity as GROUP CFO, he has or will have insight into the production, business and trade secrets as well as clients of the Employer, and that the use and disclosure of such information, including third parties’ knowledge thereof, will materially harm or may materially harm the Employer.

26.The GROUP CFO is obligated to keep the business and trade secrets as well as other internal information of the Employer confidential in a comprehensive fashion, both during and after his term of employment. This obligation also extends to the affairs of other companies with which the Employer is economically and organizationally affiliated or cooperates.

27.The GROUP CFO shall treat all confidential documents and other data, including any copies thereof, relating to the Employer and its customers and affiliated companies as strictly confidential. All such documents and data must be returned to the Employer immediately upon termination of employment or destroyed upon the Employer’s instruction.

XIV.Non-Competition

28.The GROUP CFO shall, in accordance with the following provisions, refrain from any activity that directly or indirectly competes with the Employer, in particular operating or establishing a business that pursues the same purpose as the Employer and/or is in competition with the Employer, being directly or indirectly active in any such business, or investing in any such business, or advising any such business or otherwise providing services to any such business in return for payment or no payment.

29.This non-competition clause applies:

a.Duration: during the term of this Employment Agreement and for one year after its termination.

b.Geographical Scope: In all markets in which the Employer is active, in particular all of Europe and the USA.

c.Subject Matter Scope: For all businesses in the areas of municipal, airport and agricultural equipment and vehicles.

The Employer may provide for exceptions to this non-competition clause by resolution of the Board of Directors and written notification to the GROUP CFO.

30.In the event of a breach of this non-competition clause, a conventional penalty in the amount of 50% of the annual base salary shall apply. The GROUP CFO shall also remain fully liable for any harm in excess of the conventional penalty. The Employer expressly reserves the right to demand removal of the conditions that led to the breach of this non-competition clause even if the conventional penalty is paid.

31.This non-competition clause also applies to the Employer’s subsidiaries.

XV.Start, Duration and Termination of the Employment Relationship

32.This Employment Agreement is effective as of April 14, 2025.

33.The probation period shall be 3 months. During the probation period, either party may terminate the employment relationship by giving 7 days’ notice.

34.After the probation period, either party may terminate this Employment Agreement upon 6 months’ notice, effective as of the applicable month’s end. Notice of termination must be delivered by certified mail or against confirmation of receipt. The notice of termination must be in the possession of the other party on the last working day before the start of the notice period.

35.The Employer is entitled, but not obligated, to relieve the GROUP CFO from the further fulfillment of his duties during the notice period. In this case, any unused vacation days as well as any other earnings of the GROUP CFO achieved during the notice period shall be offset against the Employer’s continued salary payment obligations.

XVI.Further Provisions

36.The members of the Executive Board are not subject to the “Agreement of the Engineering Industry” (Vereinbarung der Maschinenindustrie - GAV).

37.This Employment Agreement is subject to Swiss law. The place of jurisdiction is Zurich.

38.This Employment Agreement represents the entire agreement between the parties. Amendments to this Employment Agreement must be made in writing and must be signed by both contracting parties in order to be valid.

39.This Employment Agreement replaces all previous verbal and/or written agreements and employment agreements between the parties.

40.The enumerated attachments as well as subsequent amendments and/or supplements to these attachments (including verbal amendments and/or supplements) form an integral part of this Employment Agreement.

41.This Employment Agreement is executed in two copies; each party shall receive one copy of this Employment Agreement.

Place/Date: Zurich, April 2, 2025

Aebi Schmidt Holding AG

/s/ Barend Fruithof                     /s/ Dominique Christen
Barend Fruithof, GROUP CEO            Dominique Christen, Head Group HR

Employee

Place/Date: April 2, 2025

/s/ Marco Portmann
Marco Portmann

Attachments
•Employment Contract Provisions
•the Regulation on short-term variable remuneration in the Aebi Schmidt Group
•Supplemental expense regulations for executive personnel
•Code of Conduct
•Regulations of the BVG Fund of Aebi & Co. AG Burgdorf
•Pension Fund for the Employees of Aebi & Co. AG Burgdorf
•Pension Plan Swiss Life
•Collective Supplementary Pension Provisions Swiss Life
•IT Security Policy
•Privacy Policy for Employees